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                                                                   EXHIBIT 23.01


                    LEWIS, D'AMATO, BRISBOIS & BISGAARD LLP

                               September 23, 1997

Shopping.com
2101 E. Coast Highway
Garden Level
Corona Del Mar, CA 92625

Ladies and Gentlemen:

     We consent to your filing our opinion addressed to you dated the date hereof as an exhibit to the Registration Statement, No. _______, of Shopping.com, and further consent to the filing of our opinion as an exhibit to the applications to securities commissioners for the various states of the United States for the registration of the Shares. We also consent to the identification of our firm as legal counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

                                         Very truly yours,


                                         LEWIS, D'AMATO, BRISBOIS & BISGAARD LLP